UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   June 4, 2012

Canterbury Park Holding Corporation
(Exact name of registrant as specified in its charter)

Minnesota
(State or Other Jurisdiction of Incorporation)

001-31569	41-1775532
(Commission File Number)	(IRS Employer Identification No.)
1100 Canterbury Road, Shakopee, Minnesota	55379
(Address of Principal Executive Offices)	(Zip Code)

(952) 445-7223
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations
Item 1.01 – Entry into a Material Definitive Agreement

On June 4, 2012, Canterbury Park Holding Corporation (the “Company”) entered into a Ten-Year Cooperative Marketing Agreement (“Agreement”) with the Shakopee Mdewakanton Sioux Community (“SMSC”), a federally recognized Indian tribe.

The primary purpose of the Agreement is to increase purses paid during live horse racing at the Canterbury Park racetrack.  Under the terms of the Agreement, SMSC will make purse enhancement payments in order to strengthen Minnesota’s horse industry.  Under the Agreement, SMSC has agreed to contribute $2.7 million for purse enhancements in 2012 and, after 2012, the additional amounts listed below.

In addition, the Company and SMSC have also agreed to partner in joint marketing efforts for their mutual benefit, including events, cross promotions, cooperative poker tournaments, shared promotions and player benefits and signage.  Under the agreement, SMSC has agreed to pay the Company an additional $300,000 for 2012 marketing purposes and, after 2012, the additional amounts listed below.

After 2012, under the Agreement, SMSC has agreed to make the following purse enhancement and marketing payments in the years 2013 through 2022:

Year	Purse Enhancement	Marketing Payment
2013	5,300,000	600,000
2014	5,840,000	660,000
2015	6,434,000	726,000
2016	7,087,400	798,600
2017	7,806,140	878,460
2018	8,000,000	900,000
2019	8,000,000	900,000
2020	8,000,000	900,000
2021	8,000,000	900,000
2022	8,000,000	900,000

The Company will not receive any part of any purse enhancement payment.  While the Company will recognize revenue from marketing payments it receives, it will incur corresponding expenses related to joint marketing with SMSC.

The Agreement also requires that the Company and Minnesota Horse Associations (as defined in the Agreement will not promote or lobby the Minnesota legislature in the media or in other forums for expanded gambling authority and will support SMSC’s lobbying efforts against expanding gaming authority.

Under the agreement, the Company and SMSC also agree to work together to assist SMSC to implement simulcast horse racing on their property, to the extent allowed by Minnesota’s Gaming Compacts, state law and applicable court decisions.

 In addition, the Company has agreed to deliver to SMSC warrants or stock appreciation rights with respect to 165,000 shares of Canterbury Park Holding Company stock (“Equity Appreciation Rights”).  The Equity Appreciation Rights will vest 10% immediately and 10% over each of the next nine years and will enable the SMSC to benefit from appreciation in the Company’s common stock over the 10-year period to the extent that the market price of the Company’s common stock exceeds $14.30.

The Agreement is subject to approval of the Minnesota Racing Commission and execution of one or more agreements with the Minnesota Horse Associations in a form satisfactory to SMSC.  If the effective date does not occur by August 1, 2012, the Agreement will terminate and be of no further force and effect.

The Company owns and operates the Canterbury Park racetrack and card room located in Shakopee, Minnesota.  SMSC conducts card table and video gaming, hotel operations and other activities at its Mystic Lake Casino Hotel and Little Six Casino Facilities pursuant to its authority as a tribal government, approximately four miles south of the Company.

Section 9 - Financial Statements and Exhibits
Item 9.01 - Financial Statements and Exhibits

(d)       Exhibits

The following are filed or furnished as Exhibits to this Report:

Exhibit No.	Description of Exhibit
99.1	Press release dated June 4, 2012 regarding Cooperative Marketing Agreement between Canterbury Park Holding Corporation and the Shakopee Mdewakanton Sioux Community.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANTERBURY PARK HOLDING CORPORATION

Dated:	June 4, 2012	By:	/s/ Randall D. Sampson
Randall D. Sampson
Chief Executive Officer